Exhibit 1.1

I. NAME, PURPOSE, REGISTERED OFFICE, DURATION, DATE OF
COMMENCEMENT OF ACTIVITIES

FIRST ARTICLE. CEMENTOS PACASMAYO S.A.A. is a company organized under the form of a publicly held company, subject to the General Law of Companies, to the Law of Securities Market and other applicable provisions.

The company shall be named “CEMENTOS PACASMAYO SOCIEDAD ANONIMA ABIERTA” or its abbreviation “CEMENTOS PACASMAYO S.A.A.”

SECOND ARTICLE. The purpose of the Company preparing and manufacturing cements, lime, aggregates, blocks and cement bricks, concrete pre-mix and other construction material, its derivatives and similar, including its trading and sale in the Republic of Peru and abroad. The company may also carry out all kinds of mining activities such as prospecting, exploration, development, exploitation, merchandising, benefit and transport; as well as any activity related with goods transport service in general, materials and hazardous wastes, including chemical supplies and controlled goods; and execute and subscribe all acts and suitable contracts for the fulfillment of its purpose, including activities to acquire, sell, build, lease and manage real and personal property and perform all civil and commercial activities that are convenient, including its participation in other companies in the Republic of Peru and abroad.

THIRD ARTICLE. The address of the Company shall be in the province and department of Lima. The Company may establish agencies, branch offices and offices in any place in the Republic of Peru and/or abroad, by Board of Directors’ resolution.

FOURTH ARTICLE. The duration of the Company shall be perpetual, having commenced activities December 10th 1998.

II. CAPITAL STOCK AND SHARES

FIFTH ARTICLE. The capital Stock of the company is S/. 423,868,449 (four hundred twenty-three million, eight hundred sixty-eight thousand, four hundred forty-nine and 00/100 Soles) represented by 423,868,449 shares with a nominal value of S/. 1.00 (One and 00/100 Sol), each of them fully subscribed and totally paid.

SIXTH ARTICLE. The liability of each shareholder shall be limited to the amount of his contribution according to the nominal value of the shares of which he is holder.

SEVENTH ARTICLE. The shares are nominal and will have titles that shall be recorded in certificates or account entries. One sole title can represent one or more shares of one owner or joint owners.

The certificates shall be signed with a handwritten or electronic signature by two directors and will include the following:

A. The name of the company, its capital stock, domicile, and duration, the date of the public deed of incorporation and the Notary before whom it was issued, as well as the information of its registration in the Public Registry.

B. The name of the shareholder, the issuance date, the serial number, the number and the class of shares it represents and the number each share bears.

C. The nominal value per share, the amount paid and subsequent payments that are made on account of their nominal value or the statement that the shares are totally paid.

D. Liens or charges that could have been established on the share.

Provisional Certificates of Shares or Subscription Records may be issued, under the terms of Article 87 of the General Corporations Law as a result of capital increases agreed by the Company, subject to the applicable laws.

The account entries shall be made according to the applicable law.

EIGHT ARTICLE. The company shall recognize as owner of each share whoever appears as such in the “Registry of Shares” to be kept by the Company. Also registered, shall be the consecutive transfers of shares and the establishment of real rights or court measures that could affect the same. Each entry in the “Registry of Shares” must be handwritten, electronic and / or digitally signed.

When there is a legal action concerning the ownership of the shares, the Company shall admit the exercise of the rights of shareholders to the person to be considered as holder, pursuant to provisions of foregoing paragraph, except if otherwise ordered by court mandate. “

NINTH ARTICLE. There are no limitations, restrictions or priorities in a transfer of shares.

The Company shall not recognize agreements between shareholders containing limitations, restrictions or priorities to a free transfer of shares.

TENTH ARTICLE. The preferential right of shareholders to subscribe increase of capital stock with new contributions is incorporated to a security, called certificate of preferential subscription or by a notation on account, both freely transferable.

Shareholders cannot exercise this shareholder’s right if they are in default in dividends payable and their shares will not be calculated to establish the prorate participation in preferential right.

There is no preferential right of subscription in an increase of capital stock by conversion of obligations into shares, in the case of articles 103 and 259 of the General Law of Companies, or in cases of reorganization of companies stipulated in above mentioned law.

The General Shareholders’ Meeting can decide that shareholders do not have preferential right of subscription who are believed to fall under cases established in article 259 of the General Law of Companies, provided requirements provided in said article are met.

The content of a certificate of preferential subscription, and its exercise and procedure of subscription, is ruled by legal provisions on this subject matter stipulated in the General Law of Companies and in the Law of Securities Market and provisions established by the General Meeting, or otherwise by the Board of Directors.

ELEVENTH ARTICLE. Each share gives right to a vote, except for election of Board of Director purposes, when it will be subject to provision of article 164 of the General Law of Companies. Each share is indivisible and cannot be represented but by one person only.

Always when by inheritance or any other title or right, legal or contractual, a number of natural persons acquire the joint property of one or more shares, they shall designate, among the co-owners, one among them to exercise the rights of shareholder, certifying in writing such designation, either through private or public instrument.

In case of disability, impairment or inconvenience of all the co-owners, they shall designate an common attorney that will exercise their rights, certifying in writing such appointment and indicating whether the term is fixed or indefinite.

All such designations referred to in his article shall be accredited and notified to the Company, and shall be considered valid before the Company until a revocation has been notified.

TWELFTH ARTICLE. In the case of loss or destruction of the titles representing the shares, the issue of new titles will be completed, after procedures determined by law and upon the guaranties that the Board of Directors shall deem convenient. The cost shall be charged to the applicant.

THIRTEENTH ARTICLE. Any shareholder for the fact of so being, is subject to the Bylaws of the Company and resolutions of the General Shareholders’ Meeting and the Board of Directors, adopted pursuant to this same Bylaws.

III. CORPORATE BODIES

FOURTEENTH ARTICLE. The company bodies are: the General Shareholders’ Meeting, the Board of Directors, and Management.

IV. GENERAL SHAREHOLDERS MEETINGS

FIFTEENTH ARTICLE. The General Shareholders’ Meeting is the supreme body of the company, and decides on any of the matters proper of its competence.

SIXTEENTH ARTICLE. The General Shareholders’ Meeting shall be called to meet in person or remotely.

The General Meeting of Shareholders will meet in person at the place of the corporate domicile or at the place indicated in the call. At the written request of shareholders representing no less than three-fourths of the shares subscribed with the right to vote or by resolution of the Board of Directors by unanimous vote of the attendees, the General Meeting of Shareholders may be held in a different place, either in the country or abroad, within the limits of the Peruvian Corporations Act and this Bylaws.

Shareholders may attend and / or participate the General Shareholders’ Meeting in a remote manner through written, electronic, telematic or any other means that allow communication and guarantee of their identity or that of their representative accordingly, as well as to express their opinion and will, within the limits of the Peruvian Corporations Act, this Bylaws and the provisions issued by the Superintendence of the Stock Exchange for issuers of securities registered in the Public Registry of the Stock Exchange.

The participation in a remote General Shareholders Meeting through written, electronic, telematic or any other means will be considered to determine the quorum established in articles twenty-fourth and twenty-fifth.

The Board of Directors is empowered to determine the procedure to establish the quorum and for shareholders to attend and / or participate and exercise their vote in a remote manner, including the possibility of establishing remote voting by electronic or postal means and setting the requirements and formalities for its exercise, within the limits of the Peruvian Corporations Act, this Bylaws and the provisions issued by the Superintendence of the Stock Exchange for issuers of securities registered in the Public Registry of the Stock Exchange.

SEVENTEENTH ARTICLE. The General Shareholders’ Meeting will meet at least once a year within the first three months following the end of each annual fiscal year; this meeting is called the Annual Mandatory General Shareholders’ Meeting.

EIGHTEENTH ARTICLE. The General Shareholders’ Meeting will meet in any place when decided by the Board of Directors or requested by notary means by a number of shareholders representing at least five percent of subscribed shares with right to vote.

NINETEENTH ARTICLE. The Board of Directors gives notice of Shareholders’ Meetings through a published notice once in the Official Gazette “El Peruano”, and in one of major circulation newspaper of

Lima at least twenty-five calendar days in advance to the date the Annual Mandatory Shareholders’ Meeting is to be held and when any other General Shareholders’ Meeting is to be held.

The notice may also contain the date in which a General Shareholders’ Meeting will be held in second or third call. In this case, between one and the next call, not less than three and no more than ten calendar days must pass.

The notice shall specify the date, time and place where the meeting will be held and the subject matters to be discussed

TWENTIETH ARTICLE. When a General Shareholders’ Meeting is not held if more than half an hour has passed and there is no quorum, or is not held for any other reason, a second call shall be made, unless the latter has been provided for in the notice referred to in foregoing article

The second call shall be made within the next thirty-calendar days to the date the Meeting was not held upon de first call, and the third call within an equal term from the second, with the same requirements of the notice specified in the first call.

TWENTY FIRST ARTICLE. A General Shareholders’ Meeting can be held without need of prior notice provided all shareholders present or represented, represent all shares subscribed with right to vote and record their unanimous consent to meet and discuss the matters proposed in the Book of Minutes.

TWENTY SECOND ARTICLE. Entitled to attend a General Shareholders’ Meeting, with voice and vote, are the holders of shares with right to vote registered in the Registry of Shares, ten calendar days previous to the meeting.

Also entitled to attend a General Shareholders’ Meeting are, with voice not vote, the Directors and Managers of the Company that are not shareholders.

By invitation, Attorneys, Auditors and Officers of the Company, not being shareholders, may attend a General Shareholders’ Meeting, as well as individuals determined by the Meeting, all of which will have voice but not vote.

The Shareholders may exercise their right to information through any electronic, postal, written or telephone means made available by the Company.”

TWENTY THIRD ARTICLE. Shareholders can be represented by a proxy in General Meetings.

The representation shall be notified by simple letter, electronic means, postal or any other means of communication that can issue a written certification, understanding that the representation is for each General Meeting, except when the Power of Attorney is granted through a Public Instrument.

The powers need to be registered with the Company until to the day before the Meeting is held. Any person can represent one or several shareholders.

TWENTY FOURTH ARTICLE. A General Meeting to be hold in first call, the requirement is that the attendance, personal or through proxies or attorneys in fact, of shareholders represent at least fifty percent of subscribed shares with right to vote.

For the second or third call, the attendance of any number of subscribed shares with right to vote shall suffice. The exception to the provision in this article is stipulated in the next article.

TWENTY FIFTH ARTICLE. A General Shareholders’ Meeting that will discuss the increase or reduction of the capital stock, the issue of obligations, transformation, merge, split off, reorganization or dissolution of the corporation, the resolution to sell, in one only act, the assets whose book value exceeds fifty percent of the capital stock of the company, and in general, any modification of the Bylaws, requires, for the first call, the attendance, personal or through proxies or attorneys in fact, of shareholders represent at least fifty percent of subscribed shares with right to vote.

For the second call, it will suffice the representation of at least twenty-five percent of subscribed shares with right to vote,

In the event this quorum is not reached in second call, the General Meeting will be held in third call, when any number of subscribed shares with right to vote shall suffice.

TWENTY SIXTH ARTICLE. The General Shareholders’ Meeting shall be chaired by the President and in his absence, by the Vice-president.

If both are absent, it shall be presided by whoever is representing the greater number of shares, and when two or more meet these same conditions, then it will be by lot.

The Company Manager shall act as Secretary or, in his absence or impairment, then the person who the General Meeting will appoint in each case.

TWENTY SEVENTH ARTICLE. The Annual Mandatory General Shareholders’ Meeting shall:

A.	Discuss the corporate management and economic results of previous fiscal year, expressed in the financial statements for such period.

B.	Decide on the application of company profits, if any,

C.	Choose when necessary, the members of the Board of Directors and fix their remuneration.

D.	Designate or delegate upon the Board the appointment of external auditors, when required,

E.	Decide on other proper matters pursuant to these Bylaws and any other specified in the call.

TWENTY EIGHTH ARTICLE. The General Shareholders’ Meeting also shall:

A.	Remove the members of the Board at any time and without need to express cause, and choose who are to replace them,

B.	Amend the Bylaws,

C.	Increase or reduce the capital stock,

D.	Issue obligations,

E.	Agree the sale, in one single action, of assets whose book value exceeds fifty percent of the company capital stock,

F.	Agree on investigations, audits or balances,

G.	Transform, merge, split off, reorganize, dissolve and liquidate the company,

H.	Decide on any kind of matters, provided the law or the Bylaws agree an intervention, and in any other matter that requires a corporate interest.

TWENTY NINTH ARTICLE. The resolutions of a General Shareholders’ Meeting shall be adopted by absolute majority of subscribed shares with right to vote representing such majority.

THIRTIETH ARTICLE. The right to vote shall not be exercised by shareholders that:

A.	Are late in paying their contributions to the company. The shares that are not entitled to exercise their right to vote shall not be accounted for to complete quorum or to establish a majority vote.

B.	Have, in the matters submitted to the General Meeting, on their own right or third party right, a conflict of interest with the company. The shares that are not entitled to exercise their right to vote shall not be accounted for to complete quorum or to establish a majority vote.

THIRTY FIRST ARTICLE. At the request of shareholders representing not less than twenty-five percent of subscribed shares with right to vote, the General Meeting may be adjourned only once, for not less than three days and no more than five calendar days, and without need of a new call, for the discussion and vote of matters upon which the shareholders so requesting it, deemed not being sufficiently informed.

Any number of meetings in which the Meeting is eventually held, shall be deemed as only one, and a single minutes shall be draw up.

THIRTY SECOND ARTICLE. The resolutions of the General Meeting shall be recorded in the minutes draw up in a special book, certified according to Law, and kept by the company manager.

The minutes of each General Meeting will meet the requirements established by law and must be signed by hand, electronic and / or digital signature by the corresponding parties.”

THIRTY THIRD ARTICLE. When under any circumstance, the minutes of a General Shareholders’ Meeting cannot be draw up in respective book; a special document shall be issued, with the same formalities and requirements, specified in foregoing article.

The text of the special document shall be adhere or transcribed timely, in the book of minutes.

THIRTY FOURTH ARTICLE. The General Shareholders’ Meeting established, subject to provisions set forth in these Bylaws, legally represents all the shareholders of the company, and its resolutions bind them all, including dissidents and those not attending the meeting.

V. BOARD OF DIRECTORS

THIRTY FIFTH ARTICLE. The Board of Directors is the executive body of resolutions adopted by the

General Shareholders’ Meeting, exercises the authority and rights concerning the representation, management and administration of the company; and it is under their competence to decide any business that by law or by these Bylaws are not expressly reserved to the General Shareholders’ Meeting. The Board can meet within or outside the company premises.

The Board shall be formed by a minimum of 7 (seven) members and a maximum of 11 (eleven) members. Before the election, The General Shareholders’ Meeting shall decide on the number of Directors to elect for the applicable period.

In addition, the Board can have a minimum of 3 (thee) Alternate Directors and a maximum of 5 (five) Alternate Directors that shall be elected by the General Shareholders’ Meeting, in the same way as the Regular Directors and rule over them all legal and statutory provisions applicable to regular members when attending in their stead.

Alternate Directors may attend any Board meeting. The President of the Board shall designate the Alternate Director or Directors that will replace the Regular Director, as applicable, on a definite fashion in a case of vacancy, or on a temporary fashion in the event of absence or impediment. The simple vacancy, absence or impediment of a regular member fully validates the acting of the alternate member who replaces him.

THIRTY SIXTH ARTICLE. For the purposes of election of the Board, and Alternate Directors, each share gives right to as many votes as directors need to be elected, and each shareholder can accumulate his votes in behalf of one person only or distribute it among various.

Directors will be proclaimed when they obtain a greater number of votes, following the order of these. When two or more persons obtain an equal number of votes and all of them cannot be part of the Board because the fixed number of directors according to these Bylaws will not allow it, it will be decided by lot, who among them shall become member of the Board.

This article is not applicable when the directors are elected unanimously.

THIRTY SEVENTH ARTICLE.

The office of Director ends:

A.	By resignation, death, illness, civil impairment or another cause that definitely prevents him to exercise his functions,

B.	When the General Shareholders’ Meeting so agrees, in the form provided for in sub item A) of article twentieth.

THIRTY EIGHTH ARTICLE. In the case of vacancy from office of any of the Directors, while a new election shall take place by the General Shareholders’ Meeting, the Board shall designate the Alternate Director that will replace him on a definite manner.

In case there is a vacancy of Directors in a number such that the Board cannot meet validly, the regular

Directors will assume ad interim the administration and shall call promptly a General Shareholders’ Meeting, to elect the missing Directors.

THIRTY NINTH ARTICLE. The Directors will elect among them, a President, who will chair their meetings, and the General Shareholders’ Meetings, and a Vice-president, who will exercise the same functions in the case of absence or impediment of the former.

When neither the President of the Board nor the Vice-president attend, the meeting shall chaired by the oldest Director.

Acting as the Secretary of the meeting shall be the Manager of the company or, in his absence, the person that in each case is designated by the Company.

Company Attorneys, Auditors and Officers of the Company, may attend the Board Meeting, at the invitation of the latter, all of which will have voice but not vote.

FORTIETH ARTICLE. The Directors will be appointed for three (3) year-long periods, except for appointments made to complete a term. The Directors can be reelected by one or more additional periods.

The Board may appoint one or more Directors to resolve or execute certain acts. The delegation may be made to act individually or, if two or more Directors, to serve as Committee.

The position of Director is remunerated. The Annual Mandatory Shareholders’ Meeting will set the fixed remuneration of the Board when ruling on corporate management and economic performance of the previous year expressed in the individual annual audited financial statements. The fixed remuneration corresponding to the President of the Board will be twice the remuneration that corresponds to any other director. As part of the directors’ remuneration, an additional remuneration to the diet provided to each director may be granted to the Directors that participate in one or more committees, according to the work they undertake at such committees. The total amount of the additional payment corresponding to all Directors shall not exceed the total amount of fixed compensation corresponding to all Directors.

The term of the Board ends when the Annual Mandatory Meeting resolves on the balance of the previous fiscal year and the election of a new Board, but Directors will continue in position, although having concluded the term, until a new election is held, and the elected members have accepted the office.

FORTY FIRST ARTICLE. The President of the Board, or whoever performs his office, shall call a meeting whenever deemed necessary or when any Director or the General Manager so requests it. The Board should gather at least four times a year.

The meetings of the Board are called by the President or the person he designates, by means of notices with acknowledgment of receipt that shall be addressed to the domicile of each Director, with at least three day notice from the date of the meeting.

The notices shall be delivered by registered mail, facsimile, telex, or any other means, assuring its receipt, and shall clearly specify the place, day and time the meeting will take place, and the matters to be discussed therein.

Any Director may submit for consideration of the Board, the matters deemed of interest for the company, although these may not be included among the matters set in the notice, and resolve about them in cases when all the members of the Board are present.

FORTY SECOND ARTICLE. A call to a meeting will not be necessary when all Directors are present, and register in the Book of Minutes, their unanimous consent to hold a meeting without prior notice, and to discuss matters that are expressly proposed to them; the meeting can be held immediately.

FORTY THIRD ARTICLE. A meeting of the Board is held with the attendance of half the number of the members plus one. If the number of members is an odd number, then the attendance required of the number of Directors is equal to the full number immediately higher than half of it.

Meeting of the Board where members are not present can be held through written electroni

c means or other nature that will allow communication and ensure the authenticity of the resolution, except if any one Director is opposed to use this procedure.

FORTY FOURTH ARTICLE. Each Director has one vote.

A resolution of the Board shall be adopted by the favorable vote of the absolute majority of Directors attending. In case of a tie, the President shall have the casting vote.

FORTY FIFTH ARTICLE. A Director, who in any matter has an interest contrary to the company’s shall state so to the Board, and not participate in the discussion and resolution concerning such matter. The impeded Director shall be deemed present for quorum purposes, but his vote shall not be calculated to establish the majority of the votes,

FORTY SIXTH ARTICLE. The resolutions of the meetings of the Board shall be registered in the minutes in the Book of Minutes, or in separate pages with the use a mechanical system, certified according to law, to be kept by the Secretary of the Company. The minutes must be signed by hand, electronical and / or digital signature.

All Directors are entitled to have their votes and their grounds be registered when they so consider convenient; which can be done in respective minutes, or through a notary letter.

FORTY SEVENTH ARTICLE. The Board has the power of legal representation and of the necessary management for the administration and steering of the company with the limitations provided by law and the Bylaws.

The main duties and powers of the Board are:

A)	Conduct and control each and all the company business and activities,

B)	Regulate their own operation,

C)	Organize the company offices and determine their expenses,

D)	Name and remove the General Manager, the Managers, Attorneys, representatives and any other officer on company service, delegate upon them the authority deemed convenient, specify their obligations and remunerations, grant them bonuses, when considered applicable, limit and revoke their powers previously delegated and establish all the rules and regulations believed necessary for the good provision of services of the company.

E)	Dispose onerously, exchange, purchase, sell, promise to purchase and give promise of sale of real property, as well as establish mortgage upon them, according to common law or under the conditions required by commercial banks or other public promotional institutions and other credit institutions, according to their laws and regulations, or pursuant to other special laws.

F)	Pledge assets, whether common, industrial, and mercantile or of any other nature, according to common laws, or according to special laws, whatever these may be.

G)	Obtain and grant mutual loans, credits in checking accounts, advance or overdrafts, documentary credits, advance in checking accounts and other similar operations, with or without guarantee.

H)	Open branch offices, agencies or offices of the company deemed necessary, and reform them or close them.

I)	Waive the domicile jurisdiction.

J)	Propose to the General Shareholders’ Meeting the resolutions deemed convenient for the corporate interests.

K)	Submit annually to the Mandatory Shareholders’ Meeting, the General Balance and the Annual Report of the fiscal year.

L)	Render accounts

M)	Grant general or special powers to complete one or several acts referred to in foregoing sub items, except those referred in foregoing sub items K) and L), modify or renew them.

N)	Delegate all or some of the powers, except those referred in foregoing sub items K) and L).

O)	Review, approve any other type of contracts required to fulfill corporate purposes that exceeds the powers of Management.

P)	Ensure compliance of legal and statutory provisions, as well as the resolutions of the General Meeting, being authorize to dictate and modify in-house regulations,

Q)	Discuss and resolve all the other matters that according to these Bylaws are not submitted to resolutions by the General Shareholders’ Meeting.

VI. MANAGEMENT

FORTY EIGHTH ARTICLE. The Company will have one General Manager who will be appointed by the Board of Directors.

The General Manager is in charge of the administration of the Company.

The General Management may be the responsibility of a natural or a legal person, when a legal person is named Manager, immediately one or more natural persons representing the legal person shall be named for this purpose.

FORTY NINTH ARTICLE. The General Management is responsible of:

A)	Organizing the internal system of the Company.

B)	Conduct all the business activities of the Company, in order to maintain it in optimum conditions of productive technique, of administrative, commercial and financial efficiency, safety, legal efficiency and validity, economic profitability and technological progress. For this, he is authorized to execute actions and regular contracts concerning the corporate purpose, as well as the work, the Board and the General Shareholders’ Meeting shall entrust upon him.

C)	Responding for the existence, regularity and authenticity of the books that the law orders the company to keep and issue the correspondence of the same.

D)	Name and remove officers or technicians of high responsibility and high remuneration, determining their obligations and remunerations, as well as employees and workers that are required, promote them, change their functions and set their remunerations.

E)	Represent the Company before any kind of authorities, whether political, administrative, fiscal, municipal or legal, with general and special powers of articles 74 and 75 of the Civil Procedural Code. Consequently, the Manager is authorized to conduct all the acts of disposal of substantive and procedural law and, in particular, to sue, counterclaim, respond to suits and counterclaims, abandon proceedings, acquiesce the claim, compromise, submit to arbitration controversial issues, substitute or delegate procedural representation, and for all the other acts required by law.

F)	Account for the course and condition of Corporate Business when the Board so requests.

G)	Order payments and collection

H)	Jointly with another Manager or Company Attorney, he is authorized to agree and verify credit operations deemed necessary; open, close and manage checking, deposit or credit accounts, in local or foreign currency, within or outside the country, deposit, draw and acknowledge statements or contest them; enter into credit agreements in checking accounts, with or without guarantee, for the product of the same be applied to paying obligations of the company or be deposited in its accounts, complete any kind of operations concerning bills of exchange, checks, promissory notes, warrants, letters or orders of credit, invoices or other commercial or bank documents, whether to order or to bearer, the same that he will draw, subscribe, accept, reaccept, ratify, extend, endorse, whether as guarantee, collection, discount, or fee simple, guarantee, cancel and negotiate and order a protest, as applicable and deemed convenient; request credits through notes, promissory notes or checking account, in local or foreign currency, for the product of the same be applied to paying obligations of the company or be deposited in its accounts; rent safe deposit boxes, use them and terminate the rent; register and acquire trademarks, register, obtain and buy patents; and endorse freight bills and bills of lading.

I)	Exercise the other functions that the Board may entrust upon him, as well as to conduct administrative actions deemed necessary or convenient to fulfill the corporate purposes, as well as to exercise any other authority according to the nature of his office and that are not in opposition with statements by these Bylaws.

FIFTIETH ARTICLE. The Board may also name one or more Managers and Assistant Managers that will have the authority agreed to in their respective appointments or in by separate acts.

VII. INDEMNIFICATION FOR DIRECTORS AND GENERAL MANAGER

FIFTY FIRST ARTICLE. The company will take responsibility for all reasonable expenses in which the Board or the general manager may incur, as well as the damages they are obliged to pay regarding any action, trial or procedure in which they may have been part for being Director or general manager, except those in which is it determined by judicial or arbitral definitive statement that may have been caused as a result of agreements or acts against the law or the bylaws, or for wishful misconduct, abuse of authority or gross negligence, in which case, the involved Director or general manager will remain obliged to refund the company, all the expenses incurred by the company.

VIII. FINANCIAL STATEMENTS AND PROFIT APPLICATION

FIFTY SECOND ARTICLE. Within a maximum term of eighty calendar days after December 31st of each year, the Board shall prepare the Annual Report and the Financial Statements of the Company at

December 31 of the previous year, according to provisions set forth by the General Law of Companies and the General Accounting Plan, as well as a proposal for the application of the profits; these documents shall be submitted for the approval of the Annual Mandatory General Shareholders’ Meeting.

The Financial Statements shall be signed by the Accountant and countersigned by the President of the Board or the General Manager, or the legal representative duly authorized for this purpose.

FIFTY THIRD ARTICLE. The General Shareholders’ Meeting may agree, prior approval of applicable Financial Statements, the distribution of provisional dividends from net gains of the annual fiscal year, provided the Company has no accumulated losses.

The profits resulting from Annual Financial Statements, after discounting all expenses, making corrections and having deduced the necessary amount to create a reserve fund or reserves to be created according to law, shall be applied as follows:

A.	Remuneration of the Board.

B.	The remaining amount, should the Board decide so, shall be capitalized the amount agreed by the Meeting. IN this case, the shares issued in terms of capitalization shall be delivered to shareholders proportionally to the nominal value of the shares they posses, and if by virtue of the number of shares possessed by each shareholder, the distribution among them of the shares so issued are not exactly possible, the shareholders will compensate among them the differences or, if this is not convenient, it will be adjudicated by lot among them, the remaining shares that cannot be fully distributed, in order to respect the principle of indivisibility of each share.

C.	Of the remaining, the General Meeting shall agree the amount to establish a special fund or voluntary reserve.

D.	The final balance that may still remain shall be distributed as dividend among the shareholders.

IX. CORPORATE DISSOLUTION AND LIQUIDATION

FIFTY FOURTH ARTICLE. If a case of liquidation arises, the General Shareholders’ Meeting that resolves on the liquidation, shall designate the natural persons or legal persons that will take charge; during the liquidation period the regulations of these Bylaws shall be observed wherever applicable, those stipulated by the General Law of Companies, the Code of Commerce, in other applicable laws and in the Regulations of the Mercantile Registry and the resolutions of the General Meetings.

FIFTY FIFTH ARTICLE. If after having paid the debts of the Company there is a remaining balance, this should be distributed pro rata among all shareholders proportionately to the nominal capital representing the shares they posses.

Further, once the liquidation is completed, the shareholders shall designate the person or entity that will keep the books and the documents of the Company.

X. DISPUTE RESOLUTION

FIFTY SIXTH ARTICLE. Any dispute, disagreement or conflict arising between shareholders, between shareholders and the Company, or between the Company and its Directors during the existence or dissolution process of the Company, in connection to their rights or obligations or in connection to the interpretation, application, validity or compliance with this By-laws or in connection with any agreement adopted by the Company’s General Shareholders’ Meetings or Board of Directors’ meetings, which have not been resolved through direct negotiation and in amicable terms between the parties, or by means of mediation or conciliation, within thirty (30) business days from the notification to one of the parties, the parties agree to waive their rights to solve any dispute, disagreement or conflict within the competent courts of their domiciles and agree that all disputes, disagreements or conflicts will be settled by arbitration at law, except for those disputes which shall be ventilated under a specific jurisdiction as mandated by law, in which case the Peruvian Arbitration Law (Legislative Decree No. 1071), or any law amending or replacing it, shall be applied as well as the additional provisions established for such effects.

The arbitration will be held in Lima, Perú and in Spanish language according to the agreements in this clause. For all the matters not provided herein, the arbitration shall be organized and conducted in accordance with the provisions set forth in the Rules and Regulations of the Arbitration Center of the American Chamber of Commerce of Perú (AmCham Perú). - Cámara de Comercio Americana del Perú

The Tribunal shall consist of three (03) arbitrators, following the rules below for their designation:

(a) The party requesting the arbitration shall submit the first request to the Arbitration Center of AmCham Perú indicating the name of the person designated as first arbitrator, and inviting the opposing party, in turn, to designate the second arbitrator. The Arbitration Center of AmCham Perú shall submit a copy of the first request to the opposing party.

(b)  Five calendar days after receiving the copy of the request referred to in letter (a) above, the opposing party shall indicate the name of the person designated as second arbitrator. If the opposing party fails to designate an arbitrator within the stated term, the Arbitration Center of AmCham Perú shall designate the second arbitrator.

(c)  Five calendar days after the designation of the second arbitration pursuant to the provisions in (b), both parties shall, mutually agree, on the person who will serve as third arbitrator, who will chair the Tribunal. In the event that the parties fail to reach an agreement, the Arbitration Center of AmCham Perú shall designate the Chair of the Tribunal upon the request of either of the parties.

The Tribunal shall decide by majority on the subject matter of the arbitration. For this purpose, the Tribunal shall issue an arbitration award and the reasons therefore in writing within the term set in the By-laws and Regulations of the Arbitration Center of AmCham Perú. The arbitration award shall be final, binding upon the parties and unappealable, unless otherwise provided in the applicable rules.

In addition, the arbitration award shall determine the manner to confront the expenses related to the arbitration